SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549

                             FORM 8-K


                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   March 21, 2001



                      THE YORK WATER COMPANY
      (Exact name of Registrant as specified in its Charter)



Pennsylvania                       0-690               23-1242500
(State or other jurisdiction   (Commission       (I.R.S. Employer
 of incorporation)             File Number)   Identification No.)



130 East Market Street, York, Pennsylvania                  17401
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number including Area Code    717-845-3601




  (Former name or former address, if changed since last report.)

                      THE YORK WATER COMPANY
                             FORM 8-K
ITEM 5.  OTHER EVENTS

            YORK WATER COMPANY FILES FOR RATE INCREASE

     York, Pennsylvania, March 20, 2001: The York Water Company on March 20, 2001 asked the Pennsylvania Public Utility
Commission for a general increase in rates.

     William T. Morris, President and CEO, said the Company is asking for a $2,039,790 or an 11.1% increase in revenues.

     Morris stated, "Our last rate increase was filed April 22, 1999. In the two years since our last rate filing, the costs of serving our customers have increased in spite of our attempt to control our operating expenses. This increase will also provide fair earnings on the money we have invested in our business and will keep us in good financial health. The Company has made over $13 million in system improvements since our last rate increase request."

     If the Company's entire request is approved, the total bill for a residential gravity customer using 5,245 gallons per month would increase from $18.89 to $20.98 per month or by 11.1%. The total bill for a residential repump customer using 4,613 gallons per month would increase from $23.08 to $25.64 per month or by 11.1%.

     The total bill for a commercial gravity customer using
26,868 gallons per month would increase from $52.06 to $57.83 per month or by 11.1% The total bill for a commercial repump customer using 42,632 gallons per month would increase from $130.77 to $145.20 per month or by 11.0%.

     The total bill for an industrial gravity customer using 271,400 gallons per month would increase from $342.57 to $380.60 per month or by 11.1%. The total bill for an industrial repump customer using 381,595 gallons per month would increase from $881.64 to $970.13 per month or by 10.0%.

     To find out your customer class or how the requested increase may affect your water bill, contact The York Water
Company at 845-3601 or 1-800-750-5561.

     The York Water Company serves approximately 146,000 people in 33 municipalities in York County.

                            SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                      The York Water Company
                                            (Registrant)


Dated:  March 21, 2001           By:
                                     (Jeffrey S. Osman)
                                      Vice President-Finance